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                                                                     EXHIBIT 4.8

                            COMPASS SHAREBUILDER PLAN

         The following provisions constitute the Compass ShareBuilder Plan.

         1. PURPOSE. The purpose of the Plan is to provide certain employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423.

         2. DEFINITIONS.

            (a) "ADMINISTRATOR" shall mean the Board or any committee thereof designated by the Board to administer the Plan.

            (b) "APPLICABLE EXERCISE DATE" shall mean either the Interim Exercise Date or the Exercise Date on which options are exercised pursuant to
Section 8 hereof.

            (c) "BOARD" shall mean the Board of Directors of the Company.

            (d) "CASH ACCOUNT" shall mean the account established by the Company to hold payroll contributions by Participants before such contributions are either applied to the purchase of Common Stock or returned to the Participant.

            (e) "CHANGE OF CONTROL" shall mean a merger or consolidation in which the Company is not the surviving corporation, a sale of all or substantially all of the business or property of the Company, a liquidation or dissolution of the Company or a tender offer or any other change involving a threatened change in control of the Company which, in the opinion of the Board, could deprive Participants of the benefits intended to be conferred by the Plan.

            (f) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

            (g) "COMMON STOCK" shall mean the common stock of the Company, Two Dollars ($2.00) par value per share.

            (h) "COMPANY" shall mean Compass Bancshares, Inc., a Delaware corporation.

            (i) "COMPENSATION" shall mean regular salary, exclusive of payments for overtime, incentive compensation, bonuses and other compensation.

            (j) "DESIGNATED SUBSIDIARY" shall mean any Subsidiary selected by the Administrator as eligible to participate in the Plan.

            (k) "EMPLOYEE" shall mean an individual who is a common law employee of the Company or any Designated Subsidiary and has customary employment with the Company or Designated Subsidiary of at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company.

            (l) "ELIGIBLE EMPLOYEE" shall mean an Employee who is eligible to participate in the Plan, as provided in Section 3 hereof.

            (m) "EXERCISE DATE" shall mean the last Trading Day of the calendar year after the Interim Exercise Date, except that the Exercise Date for the first Offering Period beginning on the first Trading Day on or after September 1, 2001 and the Offering Period beginning on the first Trading on or after October 1, 2001 shall be the last Trading Day of the calendar year 2002.

            (n) "FAIR MARKET VALUE" shall mean the closing sales price of Common Stock as of any date (or, if no transactions were reported on such date, on the next preceding date on which transactions were reported) in the principal market in which such Common Stock is traded on such date as reported in the Wall Street Journal or such other source as the Administrator deems reliable.

            (o) "INTERIM EXERCISE DATE" shall mean the last Trading Day of the calendar year in which there is an Offering Date, except that the Interim Exercise Date for the first Offering Period which shall begin on the first Trading Day on or after September 1, 2001 and the Offering Period which shall begin on the first Trading Day on or after October 1, 2001 shall be the last Trading Day on or before June 30, 2002.

            (p) "OFFERING DATE" shall mean the first Trading Day of each Offering Period.

            (q) "OFFERING PERIODS" shall mean the periods commencing with an Offering Date and ending with an Exercise Date, as described in Section 4 hereof.



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            (r) "PARTICIPANT" shall mean an Eligible Employee who meets the participation requirements in Section 5 hereof.

            (s) "PLAN" shall mean the Compass ShareBuilder Plan, as amended from time to time.

            (t) "PLAN AGENT" a qualified independent purchasing agent designated by the Administrator who maintains each Participant's Stock Account and makes purchases or instructs brokers to make purchases of Common Stock for such accounts.

            (u) "PURCHASE PRICE" shall mean eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Applicable Exercise Date of the corresponding Offering Period, whichever is lower; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20 hereof.

            (v) "STOCK ACCOUNT" shall mean the account established by the Plan Agent to hold the Common Stock purchased on behalf of a Participant.

            (w) "SUBSIDIARY" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

            (x) "TRADING DAY" shall mean a day on which the principal market in which the Common Stock is traded is open for trading.

         3. ELIGIBILITY.

            (a) IN GENERAL. Each Employee shall be an Eligible Employee.

            (b) LIMITATIONS. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to
Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company, its Subsidiaries or any corporation of which the Company is a Subsidiary accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000.00) worth of Common Stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         4. OFFERING PERIODS.

            (a) IN GENERAL. Except as otherwise provided in this Section 4(a), the Plan shall be implemented by consecutive, overlapping Offering Periods, each approximately twenty-four (24) months in length and each beginning on the first Trading Day of a calendar year; provided that no Eligible Employee shall participate concurrently in more than one Offering Period. The first Offering Period for Employees who are eligible to participate on September 1, 2001, shall commence with an Offering Date which shall be the first Trading Day on or after September 1, 2001. In the case of an Employee who first becomes eligible to participate in the Plan after September 1, 2001, he or she may first participate in an Offering Period that shall commence with an Offering Date that shall be the first Trading Date on or after the first day of the next calendar quarter (January 1, April 1, July 1 or October 1) following his or her satisfaction of the eligibility requirements. In the event a Participant's option is exercised on an Interim Exercise Date, the Participant shall continue his or her participation in the existing Offering Period. Offering Periods shall continue until the Plan is suspended or terminated in accordance with Section 20 hereof.

            (b) EXCEPTION. The Administrator may change the duration of Offering Periods (including the commencement dates thereof) without Participant approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected by such change.

         5. PARTICIPATION.

            (a) FIRST OFFERING PERIOD. An Eligible Employee shall become a Participant in the first Offering Period if either (i) such Eligible Employee is participating immediately prior to September 1, 2001, in the Company's Monthly Investment Plan, as amended and restated December 20, 1999, (the "Monthly Investment Plan"), at a contribution level of at least one percent (1.0%) of his or her Compensation and such Eligible Employee does not, prior to the effective date of the Plan, give notice to the Company of his or her intent to forgo participating in the Plan in the form prescribed by the Administrator, or (ii) such Eligible Employee submits an enrollment agreement authorizing payroll deductions in the form of Exhibit A to the Plan no later than the effective date of the Plan (or such other time as may be determined by the Administrator).

            (b) SUBSEQUENT OFFERING PERIODS. An Eligible Employee who is not a Participant in an Offering Period shall be eligible to enroll in the Plan and become a Participant in the next following Offering Period




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(described in Section 4 hereof) by completing an enrollment agreement authorizing payroll deductions in the form of Exhibit A to the Plan and filing it with the Company prior to the applicable Offering Date and within the timeframe prescribed by the Administrator.


            (c) EFFECT OF ENROLLMENT AGREEMENT. A Participant's enrollment agreement (or his or her automatic participation by virtue of Section 5(a)(i)) shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof by his or her withdrawal of funds or by providing written notice to the Company in the form of Exhibit B to the Plan.

         6. PAYROLL DEDUCTIONS.

            (a) At the time a Participant files his or her enrollment agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not less than one percent (1.0%) nor more than ten percent (10.0%) of the Participant's Compensation per pay period during the Offering Period, unless sooner terminated by the Participant as provided in
Section 10 hereof. No Participant may contribute in excess of Twenty-One Thousand Two Hundred Fifty Dollars ($21,250) per calendar year on an annualized basis. A Participant who becomes a Participant in the first Offering Period pursuant to Section 5(a)(i) shall have payroll deductions made on each pay day during the Offering Period at the same rate (or, after dollar contributions are converted to contributions that are a percentage of compensation as required under Section 6(b) hereof, at a percentage rate rounded to the next lower tenth of a percent) that deductions were made under the Monthly Investment Plan, unless sooner changed as provided in Section 5(a)(ii) hereof or terminated by the Participant as provided in Section 10 hereof.

            (b) Subject to Section 6(a) hereof, Participants may direct that contributions be made in specified whole tenths of a percentage of their Compensation. No Participant may make any additional payments into his or her Cash Account. All payroll deductions made for a Participant shall be credited to his or her Cash Account.

            (c) A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof or by providing notice in the form of Exhibit B, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by providing notice to the Company in the form of Exhibit B. The Company may, in its discretion, limit the nature and/or number of contribution rate changes during any Offering Period. The change in rate of payroll deduction shall be effective with the first full payroll period following ten (10) business days after the Company's receipt of the notice of change unless the Company elects to process a given change in contributions more quickly.

            (d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Sections 3(b) and 6(a) hereof, a Participant's payroll deductions shall be decreased as necessary at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant's enrollment agreement at the beginning of the first subsequent Offering Period during which the Participant could participate without violating Section 423(b)(8) of the Code and Sections 3(b) and 6(a) hereof, unless terminated by the Participant as provided in Section 10 hereof.

            (e) At the time an option is exercised or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company's federal, state or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant's compensation the amount necessary for the Company to meet any applicable withholding obligation, including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

         7. GRANT OF OPTION. Each Participant shall, on the Offering Date of the Offering Period in which the Participant is participating, be granted an option to purchase on the Applicable Exercise Date the number of shares (including fractional shares) of the Company's Common Stock determined by dividing (a) such Participant's payroll deductions accumulated during the Offering Period and retained in the Participant's Cash Account as of the Applicable Exercise Date (less any brokerage fees determined by the Company), by (b) the Purchase Price; provided that such option to purchase shall not accrue to the extent necessary to satisfy the limitations set forth in Section 3(b) hereof and provided that the Company is authorized to limit the purchase of Common Stock to the extent necessary to satisfy the requirements of Section 423 of the Code. Exercise of the option shall occur as provided in Section 8 hereof, unless the Participant has withdrawn pursuant to Section 10 hereof. The option shall expire on the Exercise Date.




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         8. EXERCISE OF OPTION.

            (a) Subject to the limitations of Section 3(b) hereof, a Participant exercising his or her option at any Applicable Exercise Date shall purchase Company Stock with all, and not less than all, of the balance in his or her Cash Account at that time. A Participant who has not withdrawn from the Plan as provided in Section 10 hereof and who desires not to exercise the option to purchase shares on the Interim Exercise Date, shall give written notice to the Company in the form of Exhibit B to the Plan on or before the Interim Exercise Date. If a Participant fails to give such notice, his or her option shall be deemed to be exercised automatically on such Interim Exercise Date and the maximum number of shares (including fractions thereof) subject to the option shall be as calculated in Section 7 hereof (with the Interim Exercise Date as the Applicable Exercise Date). The Participant shall continue in his or her existing Offering Period regardless of whether his or her option is exercised or not exercised on an Interim Exercise Date.

            (b) Regardless of whether the Participant provides the notice described in Section 8(a) hereof on or before an Interim Exercise Date, the Participant shall continue to participate in the Offering Period, and subject to the limitations of Section 3(b) hereof, all funds remaining in the Participant's Cash Account shall be applied automatically to the exercise of his or her option on the Exercise Date unless the Participant has withdrawn from the Plan as provided in Section 10 hereof. The maximum number of shares subject to the option shall be as calculated in Section 7 hereof (with the Exercise Date as the Applicable Exercise Date). Such Participant shall become a Participant in the Offering Period immediately following the Offering Period in which such Participant participates unless the Participant has taken action to discontinue participation in the Plan.

            (c) To the extent permitted by any applicable laws, regulations or stock exchange rules, if the Fair Market Value of the Common Stock on an Exercise Date in an Offering Period is lower than the Fair Market Value of the Common Stock on the Offering Date for such Offering Period, then, by giving written notice to the Company in the form of Exhibit B to the Plan before the Exercise Date, Participants in such Offering Period may withdraw from such Offering Period and re-enroll in the Offering Period beginning concurrently with the end of the Offering Period from which such Participants have withdrawn, and the funds in such Participants' accounts shall be credited to the Offering Period in which such Participants are being re-enrolled.

            (d) During a Participant's lifetime, a Participant's option to purchase shares hereunder is exercisable only by him or her. If the Administrator determines that, on a given Applicable Exercise Date, the number of shares with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Applicable Exercise Date, the Administrator may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Applicable Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Applicable Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or Applicable Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Applicable Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company's stockholders subsequent to such Offering Date.

         9. DELIVERY AND RESTRICTIONS ON SALE.

            (a) As soon as reasonably practicable after each Applicable Exercise Date on which a purchase of Common Stock occurs, the Plan Agent shall arrange to deliver to each Participant the shares purchased hereunder by deposit into a Stock Account in the name of the Participant. A Participant may request certificates representing the Common Stock purchased under the Plan, but the Participant shall pay any transfer or certification charge as determined by the Company.

            (b) Subject to Section 9(a) hereof, Participants may instruct the Plan Agent at any time to sell their shares in their Stock Accounts. Upon such a sale, the Plan Agent will deliver to such Participants checks for the proceeds from such sales, less brokerage commissions, administrative fees and any transfer tax, registration fee or other charges.

         10. TERMINATION OF PARTICIPATION. A Participant may withdraw all but not less than all the payroll deductions credited to his or her Cash Account and not yet used to exercise his or her option at any time prior to an Exercise Date or Interim Exercise Date by giving written notice of his or her withdrawal to the Company in the form of Exhibit B to the Plan. All of the Participant's payroll deductions credited to his or her Cash Account shall be paid







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to such Participant (with whatever rate of interest, if any, which the
Administrator determines) promptly after receipt of notice of withdrawal, and such Participant's option for the Offering Period shall be automatically terminated and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new enrollment agreement. If a Participant wishes to continue participating in any Offering Period but to withdraw as to a subsequent Offering Period, the Participant shall give written notice of his or her termination to the Company in the form of Exhibit B to the Plan. Allowable transfers of some or all of a Participant's Cash Account balance to another applicable plan of the Company, pursuant to the provisions of such other plan, shall not be considered a withdrawal of an amount from a Participant's Cash Account for purposes of this Section 10 or otherwise a termination of participation in the applicable Offering Period by the Participant.

         11. TERMINATION OF EMPLOYMENT.

             (a) Termination of a Participant's employment for any reason, including death, immediately terminates the Participant's participation in the Plan. In such event, the payroll deductions credited to the Participant's Cash Account during the Offering Period but not yet used to purchase shares will be returned with whatever rate of interest, if any, which the Administrator determines.

             (b) For purposes of this Section 11, an Employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Designated Subsidiary in the case of sick leave, military leave, and any other leave of absence which either involves a contractual or statutory guarantee of continued employment upon expiration of the leave or is otherwise approved by the Company or Designated Subsidiary.

             (c) Nothing in the Plan shall be construed to give any individual the right to remain in the employ of the Company or a Subsidiary or to affect the right of the Company or a Subsidiary to terminate the employment of any individual at any time, with or without cause.

         12. INTEREST. Except as provided in the Plan, no interest shall accrue on the payroll deductions of a Participant in the Plan.

         13. STOCK.

             (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale shall be Four Million (4,000,000) shares, plus an annual increase to be added on the first day of each of the Company's fiscal years beginning with fiscal year 2009 that is equal to the lesser of (i) Five Hundred Thousand (500,000) shares, (ii) One-Half percent (0.5%) of the outstanding shares on such date, or (iii) an amount determined by the Administrator.

             (b) Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares. For shares that have been issued but are still maintained in a Participant's account, the Plan Agent shall forward to each Participant any subsequent proxy solicitation materials and shall vote proxies of such shares according to the Participant's instructions.

             (c) For shares which have been issued but are still maintained in a Participant's Stock Account, this Section 13(c) shall apply unless the Participant has given written notice to the Company in the form of Exhibit B to the Plan that he or she does not wish this Section 13(c) to apply. All cash dividends on Common Stock held in a Participant's Stock Account shall be received by the Plan Agent and applied to the purchase of additional shares of Common Stock until such time as the Stock Account is terminated. Brokerage commissions on such purchases, as well as other administrative fees, shall be payable by the Participant.

             (d) Shares to be delivered to a Participant shall be registered in the name of the Participant.


         14. ADMINISTRATION. The Administrator shall administer the Plan and shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility, and to adjudicate all disputed claims filed. Every finding, decision and determination made by the Administrator shall be, to the full extent permitted by law, final and binding upon all parties.

         15. DESIGNATION OF BENEFICIARY.

             (a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant's Stock Account and Cash Account in the event of such Participant's death.





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             (b) Such designation of beneficiary may be changed by the
Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated who is living at the time of such Participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one (1) or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.


             (c) All beneficiary designations shall be in writing and in the form of Exhibit D to the Plan.

         16. TRANSFERABILITY. Payroll deductions credited to a Participant's Cash Account may not be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Options granted hereunder may not be assigned, transferred, pledged or otherwise disposed of in any way. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period, with the effects given in Section 10 hereof.


         17. USE OF FUNDS. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued to a Participant, a Participant shall only have the rights of an unsecured creditor.


         18. ACCOUNTS AND PLAN AGENT.

             (a) A Cash Account shall be maintained if a Participant is contributing to the Plan or has cash to his or her credit under the Plan and a Stock Account shall be maintained for each Participant in the Plan to the extent any shares of Common Stock are being held on his or her behalf. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, the remaining cash balance, if any, and such other information (including dividends received and interest credited, if any) as the Company or the Plan Agent deems necessary.

             (b) The Administrator will designate a Plan Agent to maintain each Participant's Stock Account and, if the Administrator has instructed that Common Stock is to be purchased on the open market to fulfill the exercise of options granted under this Plan, to make purchases or to instruct brokers to make purchases of Common Stock for such accounts. The Plan Agent will administer or direct the purchase of Common Stock and will furnish statements to Participants as provided in Section 18(a) hereof. The Plan Agent shall further hold dividends (subject to Section 13(c) hereof), stock splits or other distributions on the same terms as the Common Stock purchased under the Plan. Except as specifically set forth herein, if the Administrator has so instructed that Common Stock is to be purchased on the open market to fulfill the exercise of options granted under this Plan, the Plan Agent will have sole and absolute discretion, once it has received the funds for the purchase of Common Stock, to acquire, or to instruct brokers or other representatives of the Plan Agent to acquire, Common Stock at such times and prices, in such amounts and by such methods as the Plan Agent deems to be in the best interests of the Participants. The Administrator shall have the right to discontinue the use of the original Plan Agent and to substitute any other firm selected by the Administrator in its sole discretion.

         19. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR CHANGE OF CONTROL.

             (a) CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the maximum number of shares of the Company's Common Stock which shall be made available for sale, the number of shares that may be added annually to the shares reserved under the Plan (pursuant to Section 13(a)(i) hereof), as well as the price per share and the number of shares of Common Stock covered by each option which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other change in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

             (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New




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Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

             (c) MERGER OR CHANGE OF CONTROL. In the event of a merger, Change of Control or threatened Change of Control, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, any Offering Periods then in progress shall be shortened by setting and having them end on a New Exercise Date. The New Exercise Date shall be before the date of the Company's proposed merger or Change of Control. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant's option has been changed to the New Exercise Date and that the Participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

         20. AMENDMENT, SUSPENSION OR TERMINATION.

             (a) The Administrator may at any time and for any reason amend, suspend or terminate the Plan. The Administrator may amend any administrative forms incorporated by reference to this Plan and create new forms as necessary for the administration of the Plan. Except as otherwise provided in the Plan, no such suspension or termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its Participants. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

             (b) Without Participant consent and without regard to whether any Participant's rights may be considered to be "adversely affected," the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant's Compensation and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

             (c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

                          (i) increasing the Purchase Price for any Offering
             Period including an Offering Period underway at the time of the change in Purchase Price;

                          (ii) shortening any Offering Period so that the
             Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

                          (iii) allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participants.


         21. NOTICES. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

         22. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

             As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

         23. APPLICABLE LAW. The law of the State of Delaware will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States.


         24. NO LIABILITY. No liability whatsoever shall attach to or be incurred by any past, present or future stockholders, officers, directors or members of any committee of the Board, as such, of the Company, under or by reason of any of the terms, conditions or agreements contained in the Plan or implied therefrom. Any and all liabilities of, and any and all rights and claims against the Company, or any stockholder, officer, director or committee member, as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to the Plan are hereby expressly waived and released by every employee as a part of the consideration for any benefits provided by the Company under the Plan.

         25. TERM OF PLAN. Subject to approval by the shareholders of the Company, which approval must occur within the 12-month period after the Plan is adopted by the Board of Directors, the Plan shall become effective on September 1, 2001, or such other date specified by the Board of Directors upon its adoption of the Plan. The Plan shall continue in effect indefinitely thereafter, subject to the maximum number of Shares available for sale under the Plan (as provided in Section 13 hereof), unless terminated or suspended under Section 20 hereof. In the event that the shareholders of the Company do not approve the Plan, all payroll deductions and interest, if any, accumulated in Participants' Cash Accounts shall be refunded to Participants as soon as possible following the shareholders' action.

                                    EXHIBIT A

                            COMPASS SHAREBUILDER PLAN

                              ENROLLMENT AGREEMENT

Offering Date:______________________


1. I elect to participate in the Compass ShareBuilder Plan (the "Plan"), which provides an option for me to purchase shares of the Company's Common Stock in accordance with this Enrollment Agreement and the Plan.

2. I authorize payroll deductions from each paycheck in the amount of ____% of my Compensation as provided in the Plan. Payroll deductions must be at least one percent (1.0%) and not more than ten percent (10.0%) of Compensation per pay period and must be stated in whole tenths of a percentage (that is, increments of 0.1%). Payroll deductions in dollar amounts are not permitted.

3. I understand that my payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. At the Interim Exercise Date, I understand that any accumulated payroll deductions will be used to automatically purchase shares of Common Stock unless I have withdrawn from the Plan before the Interim Exercise Date or I have elected not to exercise my option to purchase Common Stock on the Interim Exercise Date. At the Exercise Date, I understand that any accumulated payroll deductions will be used to automatically purchase shares of Common Stock unless I have withdrawn from the Plan before the Exercise Date or, if the Fair Market Value of the Common Stock is lower on the Exercise Date than on the Offering Date, I have elected to rollover my accumulated payroll deductions to the next Offering Period.

4. Shares purchased for me under the Plan shall be issued in my name.

5. I understand that if I dispose of any shares of Common Stock purchased under the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or within 1 year after the exercise of an option (the "Disqualification Period"), I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I HEREBY AGREE TO NOTIFY THE COMPANY IN WRITING WITHIN 30 DAYS AFTER THE DATE OF ANY DISPOSITION OF MY SHARES WITHIN SUCH DISQUALIFICATION PERIOD, I WILL MAKE ADEQUATE PROVISION FOR FEDERAL, STATE OR OTHER TAX WITHHOLDING OBLIGATIONS, IF ANY, WHICH ARISE UPON THE DISPOSITION OF THE COMMON STOCK WITHIN THE DISQUALIFICATION PERIOD, AND I WILL PAY TO THE COMPANY ANY PENALTIES IMPOSED ON THE COMPANY AND CAUSED BY MY FAILURE TO INFORM THE COMPANY TIMELY OF MY DISPOSITION OF THE COMMON STOCK. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable penalties or withholding obligations including any withholding necessary to make available to the Company any tax deductions or benefits related to my sale or early disposition of Common Stock.

6. I have received a copy of the complete Plan. I understand that my participation in the Plan is in all respects subject to the terms of the Plan, and I hereby agree to be bound by the terms of the Plan. The effectiveness of this Enrollment Agreement is dependent upon my eligibility to participate in the Plan.


Name and Address of Participant (please print):

________________________________________________

________________________________________________

________________________________________________

Social Security Number:


________________________________________________


I UNDERSTAND THAT THIS ENROLLMENT AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.


Signature:
           ___________________________________


Date:      ___________________________________

                                    EXHIBIT B
                                    ---------

                            COMPASS SHAREBUILDER PLAN
                               NOTIFICATION FORMS
                (CHECK APPLICABLE BOX AND COMPLETE THAT SECTION)

                        NOTICE OF CHANGE IN CONTRIBUTION
                        --------------------------------

[ ] As a Participant in the Compass ShareBuilder Plan, I hereby elect to modify my payroll deductions effective the next following pay period (or as soon thereafter as administratively feasible) so that my contribution will be __________% of my Compensation each payday. Payroll deductions must be at least one percent (1.0%) and not more than ten percent (10.0%) of Compensation per pay period and must be stated in whole tenths of a percentage (that is, in increments of 0.1%). Payroll deductions in dollar amounts are not permitted. This notice may be used to stop payroll contributions (by electing 0.0%) while remaining a Participant in the Plan and continuing in your current Offering Period.

                              NOTICE OF WITHDRAWAL

[ ] As a Participant in the Offering Period of the Compass ShareBuilder Plan which began (or will begin) on ____________, ______, I hereby withdraw from the Offering Period. I direct the Company to pay me as promptly as practicable all the payroll deductions (and interest, if any) credited to my Cash Account for the Offering Period. I understand and agree that my option for such Offering Period will be automatically terminated. I also understand that no further payroll deductions will be made for the purchase of shares in this Offering Period and that, if eligible, I may participate in a later Offering Period only by delivering to the Company a new Enrollment Agreement before the beginning of the later Offering Period.

                    NOTICE TO TERMINATE FUTURE PARTICIPATION
                    ----------------------------------------

[ ] As a Participant in the Compass ShareBuilder Plan, I hereby elect to terminate participation in the Plan as of ___________________________, ______ (the date of the next Offering Date for which the Participant would be eligible). I understand that I can resume participation only by delivering to the Company a new Enrollment Agreement before the beginning of a later Offering Period.

                   NOTICE TO PAY DIVIDENDS FROM STOCK ACCOUNT
                   ------------------------------------------

[ ] As a Participant in the Compass ShareBuilder Plan, I hereby elect NOT to reinvest dividends on Common Stock held in my Stock Account and instead direct that all dividends be paid to me by check.


Name and Address of Participant (please print): Signature: _____________________


                                                   Date:________________________
_____________________________________

_____________________________________                   Social Security Number:

_____________________________________                   ________________________

                                    EXHIBIT C
                                    ---------

                            COMPASS SHAREBUILDER PLAN
                                 ELECTION FORMS
                (CHECK APPLICABLE BOX AND COMPLETE THAT SECTION)



            ELECTION NOT TO EXERCISE OPTIONS ON INTERIM EXERCISE DATE
            ---------------------------------------------------------

[ ] As a Participant in the Offering Period of the Compass ShareBuilder Plan which began on __________________, _______, I hereby elect not to exercise my option to purchase Common Stock on the Interim Exercise Date. I understand that I will continue as a Participant in my current Offering Period unless action is taken to withdraw from participation by giving written notice to the Company.



        ELECTION TO ROLLOVER CASH ACCOUNT BALANCE TO NEXT OFFERING PERIOD
        -----------------------------------------------------------------

[ ] As a Participant in the Offering Period of the Compass ShareBuilder Plan which began on __________________, _______, I hereby elect NOT to exercise my option to purchase Common Stock on the Exercise Date and to rollover my Cash Account balance into the next following Offering Period. I understand that I will continue as a Participant in the next following Offering Period unless action is taken to withdraw from participation by giving written notice to the Company. This election is only available in the event the Fair Market Value of the Common Stock is lower on the Exercise Date than on the Offering Date.



Name and Address of Participant (please print):    Signature:___________________

                                                         Date:__________________
__________________________________________

__________________________________________

__________________________________________



Social Security Number:

__________________________________________

                                    EXHIBIT D
                                    ---------

                            COMPASS SHAREBUILDER PLAN

                            NOMINATION OF BENEFICIARY
                            -------------------------


I, _____________________________________________________________ (the
"Participant"), in accordance with the rights granted to me in the Compass ShareBuilder Plan (the "Plan"), do hereby nominate as Beneficiary thereunder in the event of my death.

         Primary Beneficiary:     _____________________________________________
         Relationship: _________________________________________________________

         First Contingent Beneficiary: _________________________________________
         Relationship:  ________________________________________________________

I further reserve the privilege of changing the Beneficiary herein named at any time or times without the consent of any such Beneficiary. This nomination cancels and supersedes any Nomination of Beneficiary heretofore made by me with respect to said Plan and the right to receive payments thereunder. This nomination is made upon the following terms and conditions:

1. The word "Beneficiary" as used herein shall include the plural, Beneficiaries, wherever the Plan permits.

2. For purposes of this Beneficiary Designation, no person shall be deemed to have survived the Participant if that person dies within thirty (30) days of the Participant's death.

3. Beneficiary shall mean the Primary Beneficiary if such Primary Beneficiary survives the Participant by at least thirty (30) days, and shall mean the 1st Contingent Beneficiary if the Primary Beneficiary does not survive the Participant by at least thirty (30) days.

4. If more than one Beneficiary is named within the same class (i.e., Primary or 1st Contingent), then such persons shall share equally unless otherwise provided above. If any such Beneficiary dies at least thirty (30) days after the Participant, the legal heirs of the deceased Beneficiary shall receive the property which was to be received by said deceased Beneficiary pursuant to the Plan. If all of the Beneficiaries of a class shall die, the next class of Beneficiaries shall receive the property that was to be received by such deceased Beneficiaries.

5. If none of the Beneficiaries named above are living at least thirty (30) days after the Participant's death, the Participant's executors or administrators, or upon their written request, any person or persons so designated by them, shall receive the property which was to be received pursuant to the Plan.

Name and Address of Participant (please print):  Signature:_____________________

                                                     Date:______________________


_______________________________________________      Social Security Number:

_______________________________________________      ___________________________

_______________________________________________